CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of our report dated October 2, 2000, relating to the financial statements and financial highlights which appears in the August 31, 2000 Annual Report to Shareholders of INVESCO Advantage Series Funds, Inc. (now known as INVESCO Counselor Series Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP

Denver, Colorado
November 15, 2000